EXHIBIT 10.1

                             TRIARC COMPANIES, INC.
                                 280 Park Avenue
                               New York, NY 10017


April 28, 2006


Mr. Francis T. McCarron
7 Poplar Court
West Windsor, NJ 08550

                             Re: Severance

Dear Mr. McCarron:

     This letter agreement (this "Agreement") between you and Triarc Companies, Inc. ("Triarc") sets forth the terms that shall govern any termination of your employment with Triarc. All capitalized terms used herein are defined in Section 14 below.

     1. Termination on Account of Death. If your employment is terminated because of your death, your estate shall be entitled to receive a lump sum payment in cash within thirty (30) days after the date of death, of the following amounts:

                    (a) to the extent not theretofore paid, your then current Salary through the date of termination plus any Bonus which has become payable and accrued vacation pay; and

                    (b) two and one-half (2-1/2) times the sum of employer contributions paid or accrued on your behalf to any qualified or nonqualified defined contribution retirement plans during the calendar year immediately preceding your termination.

     In addition, subject to Section 6, Triarc shall pay your estate at the time or times determined by Triarc, but in no event less rapidly than three substantially equal annual installments beginning no later than thirty (30) days after the date of death, the following amounts: (i) your then current Salary for two and one-half (2-1/2) years from the date of termination and (ii) two and one-half (2-1/2) times the Bonus Amount; provided that Triarc's ability to exercise discretion to pay this amount more rapidly than three substantially equal annual installments beginning no later than thirty (30) days after the date of death shall be effective only if Triarc determines that having and/or exercising such discretion would not cause this amount to be subject to accelerated taxation or penalty tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

     Furthermore, upon your termination in accordance with this Section 1, Triarc shall (i) pay your estate, in a lump sum in cash at the time you would have been entitled to receive your Bonus for the Fiscal Year in which your death occurs, the Pro-Rata Bonus for such Fiscal Year; (ii) continue to provide welfare benefits to you and your family for two and one-half (2-1/2) years from the date of termination at least equal to those which were being provided to them at any time within the six-month period ending on the date of termination and (iii) credit you with two and one-half (2-1/2) additional years of age and service under each of Triarc's qualified and nonqualified defined benefit pension plans in which you participate at the time of termination; provided that in the case of a qualified defined benefit pension plan, the present value of the additional benefit you would have accrued if you had been credited with such additional years of age and service (computed using the actuarial assumptions used for purposes of the most recent actuarial report in respect of such plan) will be paid in a lump sum in cash within thirty (30) days after the date of termination; further provided that, in computing such additional benefit, you shall be deemed to earn compensation for such additional two and one-half (2-1/2) year period at the same rate as in the calendar year immediately preceding such termination. To the extent that the benefits provided for in clause (ii) of the preceding sentence are not permissible after termination of employment under the terms of Triarc's benefit plans in effect, Triarc shall pay to your estate in a lump sum in cash within thirty (30) days after the date of termination an amount equal to the after-tax cost of acquiring on a non-group basis, for two and one-half (2-1/2) years from the date of termination, those benefits lost to you and/or to your family as a result of your termination. Your estate shall also be entitled to receive those death benefits to which you are entitled as of the date of your death under any death benefit plans, policies or arrangements of Triarc.

     Triarc may in its sole discretion seek to fund any or all of the benefits and payments provided in this Section 1 through the purchase of a life insurance policy that provide a death benefit payable to Triarc upon your death and you hereby consent to Triarc's acquisition, if applicable, of such policy. You also agree to reasonably cooperate in completing any application materials. Such insurance policy, if acquired, shall in all events be owned by Triarc and shall be a general asset of Triarc subject to the claims of Triarc's creditors and you shall have no special claim against, or security interest in, such policy.

     2. Termination for Disability. If your employment is terminated by Triarc on account of your Disability, subject to Section 6, you shall be entitled to the following amounts:

                    (a) the amounts described in clauses (a) and (b) of the first paragraph of Section 1, paid in a lump sum in cash within thirty
          (30) days following the date of such termination, but such amount shall be subject to reduction to reflect the present value of any disability benefits otherwise available to you as a result of disability insurance coverage maintained by Triarc or any of its affiliates;

                    (b) the Pro-Rata Bonus for the Fiscal Year in which the effective date of the termination occurs, paid in a lump sum in cash at the time you would have been entitled to receive your Bonus for such Fiscal Year;

                    (c) the amount described in clause (iii) of the first sentence of the third full paragraph of Section 1 and to receive the benefits, or payment in lieu of benefits, described in clause (ii) of the first sentence and second sentence of the third full paragraph of
          Section 1, paid (if  applicable)  in a lump sum in cash within  thirty
          (30) days following the date of such termination. In addition, to the extent permitted by any plan, you shall be entitled to receive any disability payments to which you are eligible pursuant to any Plan; and

                    (d) the amounts described in clauses (i) and (ii) of the first sentence of the second full paragraph of Section 1, payable to you at the time or times determined by Triarc, but in no event less rapidly then three substantially equal annual installments beginning no later than thirty (30) days after the termination of your employment under this Section 2; provided that Triarc's ability to exercise discretion to pay this amount more rapidly than three substantially equal annual installments beginning no later than thirty
          (30) days after such termination shall be effective only if Triarc determines that having and/or exercising such discretion would not cause this amount to be subject to accelerated taxation or penalty tax pursuant to Section 409A.

     3. Termination for Cause. If your employment is terminated by Triarc with Cause, Triarc's obligation to pay compensation or other payments hereunder or otherwise to or for your benefit shall cease on the effective date of such termination; provided, however, that within thirty (30) days following the effectiveness of such termination, Triarc shall pay you all Salary, business expenses, amounts payable under any plan or benefit program or other amounts that were accrued or incurred but unpaid or unreimbursed (including vacation time) at the effective date of such termination.

     4. Termination By Triarc Without Cause or By You With Good Reason. If your employment is terminated by Triarc without Cause (other than on account of Disability pursuant to Section 2), or by you with Good Reason, subject to
Section 6, you shall be entitled to receive, (X) in a lump sum in cash within ten (10) days after the date of termination, if such termination occurs on or following a Change in Control, or (Y) in twelve substantially equal monthly installments on the first day of each of the twelve (12) months immediately following such termination if such termination occurs prior to a Change in Control, the aggregate of the following amounts:

                    (a) Your then current Salary for two and one-half (2-1/2) years from the date of termination; and

                    (b) two and one-half (2-1/2) times the Bonus Amount; provided that for this purpose, the Bonus Amount shall be calculated using only the Look-Back Bonus and the Target Bonus.

     In addition,  upon  termination of your  employment in accordance with this
Section 4, you shall promptly receive the amounts described in the first paragraph of Section 1 and, subject to Section 6, you shall: (I) be paid the Pro-Rata Bonus for the Fiscal Year in which the effective date of the termination occurs, in a lump sum in cash at the time you would have been entitled to receive your Bonus for such Fiscal Year; (II) if the Actual Bonus for the Fiscal Year of termination exceeds the Bonus Amount as determined in accordance with clause (b) immediately above, be paid two and one-half (2-1/2) times the amount by which the Actual Bonus exceeds such Bonus Amount, in a lump sum in cash at the time you would have been entitled to receive your Bonus for such Fiscal Year; and (III) be paid within thirty (30) days of the date of termination, the amount described in clause (iii) of the first sentence of the third full paragraph of Section 1 and to receive the benefits, or payment in lieu of benefits, described in clause (ii) of the first sentence and second sentence of the third full paragraph of Section 1.

     5. Equity Awards. In the event of the termination of your employment in accordance with Sections 1, 2 or 4, (A) all non-vested stock options, restricted stock and any other non-vested stock or stock-based awards (whether issued by Triarc or a subsidiary of Triarc) then held by you shall vest immediately and in their entirety; and (B) all of your stock options or other stock-based awards which include an exercisability feature (whether issued by Triarc or a subsidiary of Triarc) shall remain exercisable until the earlier of (i) one year following such termination or (ii) their respective stated expiration dates.

     6. Code Section 409A. Notwithstanding the foregoing provisions of this Agreement, if any payments or benefits due to you hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or benefits shall be restructured in a manner approved by you, which approval shall not be unreasonably withheld, which does not cause such an accelerated or additional tax. Without limiting the application of the preceding sentence, any payment of money due hereunder which is delayed in order to avoid the application of Section 409A of the Code (e.g., a six-month delay in the commencement of severance, if necessary, if at the time of your termination of employment you are a "specified employee," as defined in Section 409A of the
Code) shall be paid, along with interest at LIBOR (as determined as of the first day of such delay) plus 450bp for the period of such delay, as soon as possible without causing the application of Section 409A.

     7. Mitigation. Triarc acknowledges and agrees that you shall have no duty at any time to seek other employment or to mitigate your damages hereunder. The amounts payable to you under this Agreement shall be paid regardless of whether you obtain other employment.

     8. Continued Benefit Participation. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive (whether cash of equity based, or otherwise) or other plan or program provided by Triarc or any of its affiliated companies and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any stock option or other agreements with Triarc or any of its affiliated companies. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan or program of Triarc or any of its affiliated companies at or subsequent to the date on which your employment is terminated shall be payable in accordance with such plan or program. Anything herein to the contrary notwithstanding, if you become entitled to payments pursuant to Section 4, you agree to waive payments under any severance plan or program of Triarc.

     9. Certain Additional Payments by Triarc.

                    (a) If it is determined (as hereafter provided) that any payment or distribution by Triarc to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed by Section 4999 of the Code, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                    (b) Subject to the provisions of Section 9(f) hereof, all determinations required to be made under this Section 9, including whether an Excise Tax is payable by you and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by you in your sole discretion. You will direct the Accounting Firm to submit its determination and detailed supporting calculations to both Triarc and you within fifteen (15) calendar days after the date of the Change in Control or the date of your termination of employment, if applicable, and any other such time or times as may be requested by Triarc or you. If the Accounting Firm determines that any Excise Tax is payable by you, Triarc will pay the required Gross-Up Payment to you within five (5) business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by you, it will, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon Triarc and you. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Triarc should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Triarc exhausts or fails to pursue its remedies pursuant to
          Section 9(f) hereof and you thereafter are required to make a payment of any Excise Tax, you will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Triarc and you as promptly as possible. Any such Underpayment will be promptly paid by Triarc to, or for the benefit of, you within five (5) business days after receipt of such determination and calculations.

                    (c) Triarc and you will each  provide  the  Accounting  Firm access to and copies of any books, records and documents in the possession of Triarc or you, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 9(b) hereof.

                    (d) The federal, state and local income or other tax returns filed by you will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by you. You will make proper payment of the amount of any Excise Tax, and at the request of Triarc, provide to Triarc true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Triarc, evidencing such payment. If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, you will within five (5) business days pay to Triarc the amount of such reduction.

                    (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 9(b) and (d) hereof will be borne by Triarc. If such fees and expenses are initially advanced by you, Triarc will reimburse you the full amount of such fees and expenses within five
          (5) business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

                    (f) You will notify Triarc in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Triarc of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after you actually receive notice of such claim and you will further apprise Triarc of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which you give such notice to Triarc and (ii) the date that any payment of amount with respect to such claim is due. If Triarc notifies you in writing prior to the expiration of such period that it desires to contest such claim, you will:

                              (i) provide  Triarc  with any  written  records or
               documents in your possession relating to such claim reasonably requested by Triarc;

                              (ii) take such action in connection with contesting such claim as Triarc will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Triarc;

                              (iii) cooperate with Triarc in good faith in order
               effectively to contest such claim; and

                              (iv) permit Triarc to participate in any proceedings relating to such claim; provided, however, that Triarc will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
               Section 9(f), Triarc will control all proceedings taken in connection with the contest of any claim contemplated by this
               Section 9(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Triarc will determine; provided, however, that if Triarc directs you to pay the tax claimed and sue for a refund, Triarc will advance the amount of such payment to you on an interest-free basis and will indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Triarc's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (g) If, after the receipt by you of an amount advanced by Triarc pursuant to Section 9(f) hereof, you receive any refund with respect to such claim, you will (subject to Triarc's complying with the requirements of Section 9(f) hereof) promptly pay to Triarc the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by you of an amount advanced by Triarc pursuant to Section 9(f) hereof, a determination is made that you will not be entitled to any refund with respect to such claim and Triarc does not notify you in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 9.

                    (h) Notwithstanding anything in this Section 9 to the contrary, the maximum Excise Tax in respect of which a Gross-Up Payment may be paid pursuant to this Section 9 shall be $1,000,000.

                    (i) You agree to cooperate with Triarc to take actions action reasonably requested of you by Triarc to reduce the amount of Excise Tax which may be incurred by you, so long as such actions are not economically detrimental to you.

          10. Noncompete/Nonsolicitation/Employee No-Hire.

                    (a) You acknowledge that as Triarc's Executive Vice President and Chief Financial Officer you are involved, at the highest level, in the development, implementation, and management of Triarc's business strategies and plans, including those which involve Triarc's finances, marketing and other operations, and acquisitions and, as a result, you will have access to Triarc's most valuable trade secrets and proprietary information. You further acknowledge that the provisions of this Section 10 are reasonable and necessary to protect Triarc's legitimate business interests.

                    (b) In view of clause (a) above, you hereby covenant and agree that during your employment with Triarc (except in the proper discharge of your duties hereunder) and for a period of twelve (12) months following the termination of your employment with Triarc:

                              (i) in any state or territory of the United States
               (and the District of Columbia) where Triarc or its subsidiaries maintain operations, you will not (subject in all events to clause (d) below) engage or be engaged in any capacity, except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that owns and/or franchises more than 3,000 restaurant units in the United States in which 50% or more of the revenues of such business or entity (including, without limitation, royalties earned as a franchisor) is derived from the sale of sandwiches;

                              (ii) you will not,  without Triarc's prior written
               consent, hire or cause to be hired, solicit or encourage to cease to work with Triarc or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Triarc or any of its subsidiaries or affiliates at the level of director or vice president or any more senior level (unless such person's employment was terminated by Triarc or any of its subsidiaries or affiliates) or a consultant under contract with Triarc or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

                              (iii) you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Triarc or any of its subsidiaries or affiliates to cease doing business with Triarc or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Triarc or such subsidiary or affiliate.

                    (c) If any competent authority having jurisdiction over this
          Section 10 determines that any provision of this Section 10 is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable.

                    (d) The provisions of clause (b)(i) above shall apply only in the event your employment terminates on or after the expiration of the twelve-month period following the final closing of the restructuring transactions presently contemplated by Triarc that would result in Triarc becoming a "pure play" restaurant operating business.

     11. Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that Triarc may assign or transfer this Agreement to a successor partnership, limited liability company, or corporation in the event of a merger, consolidation, or transfer or sale of all or a significant portion of the assets of Triarc. Triarc shall require any such assignee or transferee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Triarc would be required to perform if no such assignment or transfer had taken place. Any purported assignment, other than as provided above, shall be null and void.

     12. Inventions. You agree that all processes, technologies, designs and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by you during the period that you are employed by Triarc shall belong to Triarc, provided that such Inventions grew out of your work for Triarc, are related in any manner to the business (commercial or experimental) of Triarc or are conceived or made on Triarc's time or with the use of Triarc's facilities or materials. You shall further: (a) promptly disclose such Inventions to Triarc;
(b) assign to Triarc, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of your status as the inventor of such inventions. You agree that you will not assert any rights to any Invention as having been made or acquired by you prior to the date of this Agreement, except for Inventions, if any, disclosed to Triarc in writing prior to the date hereof.

     13.   Confidentiality.   In  order  to  maintain  the  fullest   degree  of
confidentiality with respect to the business and operations of Triarc:

                    (a) You shall be required to accept and fully comply with all security and communications requirements imposed by Triarc. All equipment and facilities that Triarc determines to be necessary or appropriate for fulfilling such communications and security requirements shall be provided to you at Triarc's expense. Except as otherwise provided herein, such equipment and facilities shall be returned to Triarc, as is (other than normal wear and tear), upon the termination of your employment with Triarc.

                    (b) You agree that all memoranda, notes, records or other documents made or compiled by you in the fulfillment of your obligations under this Agreement or otherwise made available to you concerning any process, apparatus, service, or product manufactured, used, developed, investigated or seriously considered by Triarc shall be Triarc's property and shall be delivered to Triarc on the termination of your employment with Triarc or at any other time on Triarc's request. You shall not knowingly use, for yourself or others, or divulge to others, other than in the ordinary course of Triarc's business, any secret or confidential information, knowledge or data of Triarc (including, without limitation, names of customers of Triarc) obtained by you as a result of your performance of this Agreement, unless authorized by Triarc.

     14. Indemnification; Legal Fees. Triarc will indemnify you, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being an officer, director or employee of Triarc or of any subsidiary or affiliate of Triarc. Triarc shall pay directly the fees and expenses of counsel and other experts incurred in connection with the enforcement of this Agreement, as they may be incurred, provided that you shall be required to reimburse Triarc for any amounts so paid unless at least one material matter in dispute is decided in your favor.

     15. Release. The payment of any monies and provision of any benefits to you pursuant to this Agreement shall be subject to your prior execution and delivery to Triarc of a release substantially in the form set forth in Exhibit A and, if applicable, your not having revoked such release during the seven-day revocation period described therein, failing which, except to the extent required by law, Triarc shall be relieved of all of its obligations hereunder; provided, however, that nothing in the release shall prevent you from enforcing any of your rights under this Agreement.

     16. Definitions.

                    (a) Actual Bonus. The Bonus which would have been paid to you in respect of the Fiscal Year in which termination occurs based on Triarc's actual performance, and actual accomplishment of any other targeted goals, as reasonably determined by the Compensation Committee of Triarc's Board of Directors.

                    (b) Bonus. The annual bonus you receive from Triarc, whether pursuant to the 1999 Executive Bonus Plan or otherwise.

                    (c) Bonus Amount.  The greatest of (i) the Look-Back  Bonus,
          (ii) the Target Bonus or (iii) the Actual Bonus.

                    (d) Cause. "Cause" means only:

                              (i) your willful, intentional and continued failure to perform substantially your duties with Triarc (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to your being delivered a notice of termination without Cause by Triarc or you delivering a notice of termination for Good Reason to Triarc) after a written demand for substantial performance is delivered to you by Triarc which specifically identifies the manner in which Triarc believes that you have not substantially performed your duties and you have failed to cure such failure to the reasonable satisfaction of Triarc,

                              (ii) your  willful  engaging  in gross  misconduct
               which results in substantial damage to Triarc or its affiliates, or

                              (iii) your conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony.

                    For purposes of this definition, no act or failure to act by you shall be considered "willful" unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of Triarc or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by Triarc's Board of Directors or the written instructions of the Chief Executive Officer or Chief Operating Officer of Triarc, or based upon the written advice of counsel for Triarc, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Triarc. Triarc must notify you of any event constituting Cause within ninety (90) days following Triarc's knowledge of its existence or such event shall not constitute Cause under this Agreement.

                    (e) Change in Control. "Change in Control" means:

                              (i) the acquisition by any person of more than 50%
               of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of Triarc, or

                              (ii) a majority  of  Triarc's  Board of  Directors
               shall be individuals who are not nominated by such Board,

                    provided that (A) the ownership or acquisition of any portion of the combined voting power of Triarc by Nelson Peltz or Peter May or by any person affiliated with either of such persons shall in no event constitute a Change in Control and (B) the merger, consolidation or sale of assets of Triarc or any subsidiary of Triarc with or to any corporation or entity controlled by Nelson Peltz or Peter May or by any person affiliated with either of such persons shall in no event constitute a Change in Control.

                    (f) Disability. Personal injury, illness or other cause which, after the expiration of not less than 180 days after its commencement, renders you unable to perform your substantial and material duties to Triarc, and you are determined to be not expected to recover by a physician selected by Triarc or its insurers and acceptable to your or your legal representative (such agreement as to acceptability not to be withheld unreasonably). Your termination on account of Disability will be effective on the 180th day after your receipt of notice of such termination (which may not be given by Triarc until you have suffered a Disability), provided that, within 180 days after such receipt, you shall not have returned to full performance of your duties.

                    (g) Fiscal Year. Each of Triarc's fiscal years during the period that you are employed by Triarc.

                    (h) Good Reason. "Good Reason" means:

                              (i) any  failure  by  Triarc  to (A) pay you  your
               Salary, (B) pay you any Bonus to which you are entitled, (C) reimburse you for or pay at your direction all expenses reasonably incurred by you in the course of performing your duties or (D) provide you with any of the rights and benefits to which you are entitled under any Plan.

                              (ii) Triarc requiring (or taking such actions that
               have the direct effect of requiring) your primary place of employment to be based at any office or location other than one located in Manhattan, New York;

                              (iii) any  failure  by  Triarc to comply  with and
               satisfy Section 11 by causing any successor to Triarc to fail to expressly assume and agree to perform this Agreement with you, to the full extent set forth in said Section 11;

                              (iv) any  meaningful  diminution in your duties or
               authority from such duties and authority held by you on the date hereof without your prior consent;

                              (v) in the event that  neither of Nelson  Peltz or
               Peter May are either Chief Executive Officer of Triarc or Chief Operating Officer of Triarc, a reduction in the aggregate amount of your fiscal year bonus compensation to a level below ninety percent (90%) of the two-year average bonus compensation received by you with respect to Triarc's two most recent fiscal years ending January 1, 2006;

                              (vi) a reduction in your Salary; or

                              (vii) the occurrence of a Change in Control;

                    provided that a termination by you with Good Reason shall be effective only if, within thirty (30) days following your delivery of a notice of termination for Good Reason to Triarc, Triarc has failed to cure the circumstances giving rise to Good Reason to your reasonable satisfaction. Notwithstanding the above, an assignment of this Agreement by Triarc pursuant to Section 11 shall not, by itself, constitute Good Reason.

                    (i) Look-Back Bonus. The largest Bonus paid to you in respect of the two Fiscal Years preceding the date of termination.

                    (j) Plan. Any long- or short-term management incentive plan (whether cash or equity based, or otherwise), retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance, and all other so-called "fringe" benefits or perquisites which Triarc shall from time to time provide for its senior executives.

                    (k) Pro-Rata Bonus.  The product of (i) the Bonus Amount and
          (ii) the number of days elapsed in such year preceding the date of termination divided by 365.

                    (l) Salary. Your base salary payable to you by Triarc, in an amount of no less than $575,000 per year

                    (m) Target Bonus. The Bonus which would have been paid to you in respect of the Fiscal Year in which termination occurs if Triarc attained its budgeted financial performance, and accomplished any other targeted goals for such year, as reasonably determined by the Compensation Committee of Triarc's Board of Directors.

                    (n) Triarc. Triarc, as hereinbefore defined and any successor to its business and/or assets or other assignee as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     If you agree to the terms described above, please sign below and return one signed copy of this Agreement to me at your earliest convenience.

                                            Sincerely,



                                            /s/ BRIAN L. SCHORR
                                            -----------------------------------
                                            Name: Brian L. Schorr
                                            Title: Executive Vice President


I HEREBY AGREE TO THE TERMS
DESCRIBED ABOVE



/s/ FRANCIS T. MCCARRON
-----------------------
Francis T. McCarron

Date: April 28, 2006

                                    EXHIBIT A


                                 GENERAL RELEASE
                             AND COVENANT NOT TO SUE

                    TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

                    Francis T. McCarron (the "Executive"), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that Severance Agreement dated as of April 28, 2006 (the "Severance Agreement") between the Executive and Triarc Companies, Inc., a Delaware corporation (the "Company"), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waives, releases and discharges the Company and its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the "Company Group"), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 ("ADEA," a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations to the Executive under the Severance Agreement or any rights the Executive may have to indemnification and defense under any charter or by-laws, written indemnification agreement (or similar documents) of any member of the Company Group. The Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, and this General Release and Covenant Not to Sue shall not affect the Executive's right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, State or local administrative agency, but the Executive agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive the Executive's rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

                    In consideration for the amounts payable and benefits to be provided to the Executive under the Severance Agreement, the Executive agrees to cooperate, at the expense of the Company Group, with the members of the Company Group with all litigation relating to the activities of the Company and its affiliates during the period of the Executive's employment with the Company including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereof may reasonably request of the Executive in connection with such claims.

                    In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which the Executive does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected the Executive's decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that he is aware that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Executive to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

                    This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State.

                    To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. The Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which he has waived, and the Company agrees that the Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in the Severance Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

                    Each of the Executive and the Company Group agree that they will not make disparaging or derogatory remarks, whether oral or written, about the Company Group and the Executive, respectively.

                    Each of the Executive and the Company acknowledges and agrees that it has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

                    IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this _____ day of _______________, 20__.



                                           --------------------------------
                                           Francis T. McCarron





                                           TRIARC COMPANIES, INC.



                                           By:
                                              ---------------------------------
                                              Name:
                                              Title: